Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Fluence Energy, Inc. of the Registration Statement on Form S-1 (the “Registration Statement”), and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Fluence Energy, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: October 14, 2021	/s/ Elizabeth Fessenden
Name: Elizabeth Fessenden